GRAINGER REPORTS RECORD RESULTS FOR YEAR ENDED DECEMBER 31, 2012
Company Reaffirms 2013 Earnings Per Share Guidance of $10.85 to $12.00

2012 Highlights

•	Sales of $9.0 billion, up 11 percent

•	Reported EPS of $9.52, up 5 percent

•	Adjusted EPS of $10.43, up 15 percent

•	Operating cash flow of $816 million, up 9 percent

•	Named to 2013 FORTUNE 100 Best Companies to Work For® list

CHICAGO, January 24, 2013 - Grainger (NYSE: GWW) today reported record results for the year ended December 31, 2012. Sales of $9.0 billion increased 11 percent versus $8.1 billion in 2011. Net earnings of $690 million increased 5 percent versus $658 million in 2011. Earnings per share of $9.52 increased 5 percent versus $9.07 in 2011. The years 2012 and 2011 included the following items:

	Twelve Months Ended December 31,

	2012	2011	% Change
Diluted Earnings Per Share as reported:	$9.52	$9.07	5%
GSA/USPS settlement	0.66
Restructuring	0.18
Alliance impairment	0.04
Charge for U.S. branch closures	0.03	0.16
Settlement of prior year tax reviews		(0.12)
Gain on sale of joint venture		(0.07)
Subtotal	0.91	(0.03)
Diluted Earnings Per Share as adjusted:	$10.43	$9.04	15%

“It was a record year for Grainger,” said Chairman, President and Chief Executive Officer Jim Ryan. “Despite a slowing of business activity in the back half of the year, particularly in late December when uncertainty surrounding the economy and the fiscal cliff virtually paralyzed many businesses and government institutions, we achieved solid results while continuing to invest for future growth. For the full year, we invested an additional $70 million in expanding our product line and sales force, enhancing eCommerce capabilities, increasing inventory management services and expanding our international presence,” Ryan added.

Ryan concluded, “As we look forward to 2013, we remain confident in our strategy and our ability to provide the best service and gain share in the MRO industry. While we were disappointed in our earnings leverage for the quarter, we are encouraged by the strong sales rebound we've seen thus far in January, despite a very difficult comparison with 2012.” The company reiterated its 2013 earnings per share guidance of $10.85 to $12.00 and raised its 2013 sales guidance to a new range of 3 to 9 percent growth. The company's previous 2013 sales guidance was 2 to 8 percent growth issued on November 14, 2012. The increase in sales guidance reflects the December 31, 2012, acquisition of Techni-Tool, Inc. which had sales in 2011 of $88 million.

During 2012, Grainger reached the following milestones relative to the company's growth drivers:

•	eCommerce: Posted $2.7 billion in eCommerce sales, representing 30 percent of total company sales and an increase of 23 percent versus the prior year.

•	Sales Force Expansion: Added 160 new sales representatives and contributed approximately 1 percentage point to company sales growth for the year.

•	Inventory Management: Increased the number of U.S. customer KeepStock installations by 30 percent, ending the year at approximately 40,000 installations.

•	Product Line Expansion: Added more than 80,000 new products to the iconic Grainger U.S. catalog, bringing the total number of products in the 2012 printed catalog to more than 413,000.

•	International: Surpassed $1 billion in sales in Canada and expanded the company's presence in Latin America by entering Brazil with the acquisition of AnFreixo.

For the full year, the company generated $816 million in operating cash flow versus $746 million in 2011. Capital expenditures for the year were $250 million versus $197 million in 2011, driven primarily by investments to expand the distribution center network in North America. The company also used cash to fund two acquisitions. For the full year, Grainger bought back approximately 1.7 million shares of stock for $341 million and has 5.3 million shares remaining under the current repurchase authorization. Dividends paid in 2012 totaled $220 million. For the full year, Grainger returned $561 million in cash to shareholders in the form of dividends and share repurchases.

2012 Fourth Quarter
Sales for the 2012 fourth quarter of $2.2 billion increased 7 percent versus $2.1 billion in the 2011 fourth quarter. Net earnings of $156 million increased 5 percent versus $148 million in 2011. Fourth quarter earnings per share of $2.17 increased 6 percent versus $2.04 in 2011. The 2012 and 2011 fourth quarters included the following items:

	Three Months Ended December 31,

	2012	2011	% Change
Diluted Earnings Per Share as reported:	$2.17	$2.04	6%
Restructuring	0.18
Alliance impairment	0.04
Charge for U.S. branch closures	0.03	0.16
Gain on sale of joint venture		(0.07)
Subtotal	0.25	0.09
Diluted Earnings Per Share as adjusted:	$2.42	$2.13	14%

During the quarter, the company incurred restructuring charges of $0.18 per share primarily related to improving the long-term performance of the businesses in Europe, India and China and $0.03 per share related to branch closures in the United States. The company also recorded an impairment charge of $0.04 per share related to Alliance Energy Solutions, an acquisition completed in November 2009. These items combined in the 2012 fourth quarter represented a $0.25 reduction to earnings per share, resulting in adjusted EPS of $2.42. The 2011 fourth quarter included a $0.16 per share charge from the closure of 27 branches in the U.S business, and a $0.07 per share gain from the sale of the company's investment in MRO Korea. These two items combined in the 2011 fourth quarter represented a $0.09 net reduction to earnings per share, resulting in adjusted EPS of $2.13. Excluding the items noted above from both years, net earnings for the quarter increased 12 percent and earnings per share increased 14 percent versus the prior year.

There were 64 selling days in the 2012 fourth quarter versus 63 in the 2011 quarter. On a daily basis, sales increased 6 percent with 6 percent daily sales growth in October, 8 percent in November and 2 percent in December. The 6 percent daily sales growth for the quarter consisted of 3 percentage points from price, 2 percentage points from volume, 1 percentage point from Hurricane Sandy-related sales, 1 percentage point from acquisitions, offset by a 1 percentage point decline attributable to the timing of the December holidays. As part of its customer service promise, Grainger was open for business on Monday, December 24th and Monday, December 31st. Although sales activity was light on these two days, they are included in the 64 selling days for the quarter and the 20 selling days for the month of December. In addition to the timing of the holidays, concerns regarding the fiscal cliff led many businesses and institutions to implement extended facility shutdowns and employee furloughs in late December and early January.

Company operating earnings of $258 million for the 2012 fourth quarter increased 17 percent versus $221 million in the 2011 quarter. Excluding the items noted in the table above from both years, company operating earnings increased 18 percent. The increase in operating earnings was driven by the 7 percent sales increase and operating expense leverage as expenses grew at a slower rate than sales. Net earnings and earnings per share for the 2012 fourth quarter reflected a higher tax rate versus the prior year. The effective tax rate for the quarter was 37.6 percent versus 32.9 percent in the 2011 fourth quarter. The lower tax rate in 2011 is discussed later in this release.

The company has two reportable business segments, the United States and Canada, which represented approximately 88 percent of company sales for the quarter. The remaining operating units located primarily in Asia, Europe, and Latin America are included in Other Businesses and are not reportable segments.

United States
Sales in the United States segment increased 5 percent, 4 percent on a daily basis, in the 2012 fourth quarter versus the prior year. The 4 percent daily sales growth was driven by 3 percentage points from price, 1 percentage point from volume, 1 percentage point from Hurricane Sandy-related sales, offset by a 1 percentage point decline from the timing of the holidays in December as noted above. Daily sales increased 4 percent in October, 6 percent in November and declined 1 percent in December. The manufacturing, commercial and government customer end markets contributed to the sales growth in the quarter.

Operating earnings for the United States segment increased 17 percent in the quarter driven by the 5 percent sales growth, higher gross profit margins and positive expense leverage. Gross profit margins for the quarter increased 50 basis points driven by price inflation exceeding product cost inflation, partially offset by negative customer mix. Positive expense leverage was driven by the 5 percent sales growth versus a 1 percent increase in operating expenses. Excluding $10 million in restructuring and impairment charges related to the United States in the 2012 fourth quarter and $18 million in charges related to branch closures in the 2011 fourth quarter, operating earnings for the United States segment increased 12 percent.

Canada
Sales in the 2012 fourth quarter at Acklands-Grainger increased 14 percent, 13 percent on a daily basis. The 13 percent daily sales growth consisted of 8 percentage points from volume, 4 percentage points from foreign exchange, 1 percentage point from price, 1 percentage point from sales of seasonal products, offset by a 1 percentage point decline from December holiday timing.  In local currency, sales increased 11 percent, 9 percent on a daily basis. Daily sales in local currency increased 12 percent in October, 8 percent in November and 5 percent in December.  The sales increase for the quarter in Canada was led by strong growth to customers in the commercial, construction, oil and gas, and utilities end markets.

Operating earnings in Canada increased 2 percent in the 2012 fourth quarter. This increase was driven by favorable foreign exchange, modest expense leverage, partially offset by lower gross profit margins. The gross profit margin in Canada declined 150 basis points versus the prior year. The decline was primarily due to an unfavorable customer and product mix.

Other Businesses
Sales for the Other Businesses, which includes operations primarily in Asia, Europe and Latin America, increased 16 percent, 14 percent on a daily basis, for the 2012 fourth quarter versus the prior year. This increase was primarily due to strong revenue growth in Japan and the incremental sales from the acquired business in Brazil. Excluding Brazil, daily sales for the Other Businesses increased 10 percent.

The Other Businesses posted a $10.4 million operating loss in the 2012 fourth quarter versus a $5 million profit in the 2011 fourth quarter. During the quarter, the company announced structural changes to the businesses in Europe, India and China to improve long-term performance, resulting in $13.7 million in restructuring charges. Excluding these charges, the Other Business would have generated $3.3 million in operating earnings in the 2012 fourth quarter driven by the businesses in Japan and Mexico. This was partially offset by modest operating losses from the businesses in Brazil and Europe, before the restructuring charges.

Other
Other income and expense was a net expense of $5 million in the 2012 fourth quarter versus net income of $5 million in the 2011 fourth quarter. In 2011, other income and expense included a $8 million pre-tax gain on the sale of Grainger's 49 percent ownership in the MRO Korea joint venture that was recognized in the 2011 fourth quarter.

For the quarter, the effective tax rate in 2012 was 37.6 percent versus 32.9 percent in 2011.  The fourth quarter of 2011 included a benefit from the tax law change in Japan.   For the year, the effective tax rate in 2012 was 37.5 percent versus 36.6 percent in 2011.  In addition to the 2011 fourth quarter favorability, the Company settled various tax reviews providing further benefit to the 2011 effective tax rate.  Excluding these benefits in 2011, the effective tax rate was 38.1 percent. The effective tax rate in 2012 benefited primarily from a lower blended state tax rate.  The company is currently projecting an effective tax rate of 37.3 to 37.7 percent for the year 2013.

Cash Flow
Operating cash flow was $240 million in the 2012 fourth quarter versus $186 million in the 2011 fourth quarter. The company used cash from operations to fund capital expenditures of $95 million in the quarter versus $66 million in the fourth quarter of 2011. In the 2012 fourth quarter, Grainger returned $102 million to shareholders through $58 million in dividends and $44 million to buy back 228,000 shares of stock.

W.W. Grainger, Inc. with 2012 sales of $9.0 billion is North America's leading broad line supplier of maintenance, repair and operating products, with expanding global operations.

Visit www.grainger.com/investor to view information about the company, including a history of daily sales by segment and a podcast regarding 2012 fourth quarter results. The Grainger Industrial Supply website also includes more information on Grainger's proven growth drivers, including product line expansion, sales force expansion, eCommerce, inventory services and international expansion.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law. Forward-looking statements relate to the company's expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “projecting”, “earnings per share guidance”, “EPS guidance”, “sales guidance”, or similar expressions. There are risks and uncertainties, the outcome of which could cause the company's results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company's most recent annual report, as well as the company's Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company's business and various factors that may affect it.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net sales	$2,226,120	$2,076,904	$8,950,045	$8,078,185
Cost of merchandise sold	1,256,595	1,171,119	5,033,885	4,567,393
Gross profit	969,525	905,785	3,916,160	3,510,792
Warehousing, marketing and administrative expenses	711,087	684,292	2,785,035	2,458,363
Operating earnings	258,438	221,493	1,131,125	1,052,429
Other income and (expense)
Interest income	756	508	2,660	2,068
Interest expense	(5,360)	(2,654)	(16,078)	(9,091)
Equity in net income of unconsolidated entity	—	53	—	314
Gain on sale of investment in unconsolidated entity	—	7,639	—	7,639
Other non-operating income and (expense)	(7)	(961)	82	(1,832)
Total other income and (expense)	(4,611)	4,585	(13,336)	(902)
Earnings before income taxes	253,827	226,078	1,117,789	1,051,527
Income taxes	95,341	74,370	418,940	385,115
Net earnings	158,486	151,708	698,849	666,412
Net earnings attributable to noncontrolling interest	2,219	3,224	8,968	7,989
Net earnings attributable to W.W. Grainger, Inc.	$156,267	$148,484	$689,881	$658,423
Earnings per share -Basic	$2.21	$2.08	$9.71	$9.26
-Diluted	$2.17	$2.04	$9.52	$9.07
Average number of shares outstanding -Basic	69,557	69,895	69,812	69,691
-Diluted	70,809	71,385	71,182	71,176

Diluted Earnings Per Share
Net earnings as reported	$156,267	$148,484	$689,881	$658,423
Earnings allocated to participating securities	(2,705)	(2,724)	(12,181)	(12,654)
Net earnings available to common shareholders	$153,562	$145,760	$677,700	$645,769
Weighted average shares adjusted for dilutive securities	70,809	71,385	71,182	71,176
Diluted earnings per share	$2.17	$2.04	$9.52	$9.07

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Sales
United States	$1,706,283	$1,622,761	$6,925,842	$6,501,343
Canada	280,339	245,140	1,105,782	992,823
Other Businesses	263,858	226,898	1,006,762	647,666
Intersegment sales	(24,360)	(17,895)	(88,341)	(63,647)
Net sales to external customers	$2,226,120	$2,076,904	$8,950,045	$8,078,185

Operating earnings
United States	$276,021	$236,458	$1,132,722	$1,066,324
Canada	29,910	29,388	127,412	107,582
Other Businesses	(10,448)	5,408	20,289	30,984
Unallocated expense	(37,045)	(49,761)	(149,298)	(152,461)
Operating earnings	$258,438	$221,493	$1,131,125	$1,052,429

Company operating margin	11.6%	10.7%	12.6%	13.0%
ROIC* for Company			29.1%	31.9%
ROIC* for United States			45.8%	46.9%
ROIC* for Canada			22.5%	20.8%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 5-point average for the year). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (5-point average of $220.8 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (5-point average of $367.1 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

	At December 31,
Assets	2012	2011
Cash and cash equivalents (1)	$452,063	$335,491
Accounts receivable – net	940,020	888,697
Inventories	1,301,935	1,268,647
Prepaid expenses and other assets	150,655	154,655
Deferred income taxes	55,967	47,410
Total current assets	2,900,640	2,694,900
Property, buildings and equipment – net	1,144,573	1,060,295
Deferred income taxes	51,536	100,830
Goodwill	543,670	509,183
Other assets and intangibles – net	374,179	350,854
Total assets	$5,014,598	$4,716,062
Liabilities and Shareholders’ Equity
Short-term debt	$79,071	$119,970
Current maturities of long-term debt (2)	18,525	221,539
Trade accounts payable	428,782	477,648
Accrued compensation and benefits	165,450	207,010
Accrued contributions to employees’ profit sharing plans	170,434	159,950
Accrued expenses	204,800	178,652
Income taxes payable	12,941	23,156
Total current liabilities	1,080,003	1,387,925
Long-term debt (2)	467,048	175,055
Deferred income taxes and tax uncertainties	119,280	100,218
Employment-related and other non-current liabilities (3)	230,901	328,585
Shareholders' equity (4)	3,117,366	2,724,279
Total liabilities and shareholders’ equity	$5,014,598	$4,716,062

(1)	Cash and cash equivalents increased $117 million, or 35%, primarily due to strong operating cash flow.
(2)	The decrease in current maturities of long-term debt and the corresponding increase in long-term debt were due to the refinancing of an existing bank term loan.
(3)	Accrued employment-related benefits decreased $98 million, or 30%, primarily due to amendment changes to the company's retiree benefit plan resulting in a lower liability.
(4)	Common stock outstanding as of December 31, 2012 was 69,478,495 shares as compared with 69,962,852 shares at December 31, 2011.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Twelve Months Ended December 31,
	2012	2011
Cash flows from operating activities:
Net earnings	$698,849	$666,412
Provision for losses on accounts receivable	9,504	4,761
Deferred income taxes and tax uncertainties	12,343	1,666
Depreciation and amortization	159,049	149,200
Stock-based compensation	55,500	54,020
Gain on sale of investment of unconsolidated entity	—	(7,639)
Change in operating assets and liabilities – net of business acquisitions
Accounts receivable	(45,953)	(85,083)
Inventories	(14,872)	(219,680)
Prepaid expenses and other assets	8,346	(24,228)
Trade accounts payable	(54,314)	86,395
Other current liabilities	(58,673)	50,718
Current income taxes payable	(9,349)	16,827
Accrued employment-related benefits cost	45,795	45,680
Other – net	9,970	7,059
Net cash provided by operating activities	816,195	746,108
Cash flows from investing activities:
Additions to property, buildings and equipment	(249,860)	(196,942)
Proceeds from sale of property, buildings and equipment	8,530	7,278
Net cash paid for business acquisitions	(64,808)	(359,296)
Other – net	482	13,892
Net cash used in investing activities	(305,656)	(535,068)
Cash flows from financing activities:
Borrowings under lines of credit	161,160	218,885
Payments against lines of credit	(205,006)	(194,325)
Proceeds from issuance of long-term debt	300,000	172,464
Payments of long-term debt and commercial paper	(219,950)	(179,296)
Proceeds from stock options exercised	72,084	84,337
Excess tax benefits from stock-based compensation	57,885	52,098
Purchase of treasury stock	(340,532)	(151,082)
Cash dividends paid	(220,077)	(180,527)
Net cash used in financing activities	(394,436)	(177,446)
Exchange rate effect on cash and cash equivalents	469	(11,557)
Net change in cash and cash equivalents	116,572	22,037
Cash and cash equivalents at beginning of year	335,491	313,454
Cash and cash equivalents at end of period	$452,063	$335,491

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as "adjusted" measures, including adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted operating earnings, adjusted net earnings and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The reconciliations provided below reconcile the non-GAAP financial measures adjusted net earnings, adjusted diluted earnings per share, adjusted operating earnings and adjusted segment operating earnings with GAAP financial measures:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	%	2012	2011	%
Net earnings reported	$156,267	$148,484	5%	$689,881	$658,423	5%
GSA/USPS settlement	—	—		47,310	—
Restructuring	12,550	—		12,550	—
Alliance impairment	3,030	—		3,030	—
Charge for U.S. branch closures	2,170	11,430		2,170	11,430
Settlement of prior year tax reviews	—	—		—	(8,580)
Gain on sale of joint venture	—	(4,730)		—	(4,730)
Subtotal	17,750	6,700		65,060	(1,880)
Net earnings adjusted	$174,017	$155,184	12%	$754,941	$656,543	15%

Diluted earnings per share reported	$2.17	$2.04	6%	$9.52	$9.07	5%
GSA/USPS settlement	—	—		0.66	—
Restructuring	0.18	—		0.18	—
Alliance impairment	0.04	—		0.04	—
Charge for U.S. branch closures	0.03	0.16		0.03	0.16
Settlement of prior year tax reviews	—	—		—	(0.12)
Gain on sale of joint venture	—	(0.07)		—	(0.07)
Subtotal	0.25	0.09		0.91	(0.03)
Diluted earnings per share adjusted	$2.42	$2.13	14%	$10.43	$9.04	15%

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	%	2012	2011	%
Operating earnings reported	$258,438	$221,493	17%	$1,131,125	$1,052,429	7%
GSA/USPS settlement	—	—		76,000	—
Restructuring	16,050	—		16,050	—
Alliance impairment	4,850	—		4,850	—
Charge for U.S. branch closures	3,470	18,480		3,470	18,480
Subtotal	24,370	18,480		100,370	18,480
Operating earnings adjusted	$282,808	$239,973	18%	$1,231,495	$1,070,909	15%

Segment operating earnings adjusted
United States	286,081	254,938		1,218,782	1,084,804
Canada	29,910	29,388		127,412	107,582
Other Businesses	3,222	5,408		33,959	30,984
Unallocated expense	(36,405)	(49,761)		(148,658)	(152,461)
Segment operating earnings adjusted	$282,808	$239,973	18%	$1,231,495	$1,070,909	15%

Company operating margin adjusted	12.7%	11.6%		13.8%	13.3%
ROIC* for Company				31.5%	32.4%
ROIC* for United States				48.9%	47.6%
ROIC* for Canada				22.5%	20.8%

*Adjusted ROIC is calculated as defined on page 9, excluding the items adjusting operating earnings as noted above.

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